Exhibit 10.27

BRIDGE LOAN AGREEMENT

THIS BRIDGE LOAN AGREEMENT is dated as of June 3, 2021 between Canada Jetlines Operations Ltd. (the “Borrower”), a company incorporated under the Federal laws of the Canada and Global Crossing Airlines Group, Inc. (the “Lender”), a corporation domesticated under the laws of the State of Delaware (each a ‘Party” and together the “Parties”).

Section 1 Definitions

In this Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(1)	“Agreement” means this loan agreement and all instruments in amendment or confirmation of it;

(2)	“Arrangement Agreement” means the second amended and restated arrangement agreement dated May 19, 2021 between the Borrower and the Lender with respect to the Transaction;

(3)	“Budget” means the budget for the expenditures of the Borrower that has been agreed to between the Borrower and the Lender;

(4)	“Business Day” means any day, other than a Saturday or Sunday, on which commercial banks in Vancouver, British Columbia and Miami, Florida are open for general business;

(5)	“Cdn $” means lawful currency of Canada;

(6)	“Event of Default” has the meaning specified in Section 7(1);

(7)	“Loan” has the meaning specified in Section 3(1);

(8)	“Private Placement” means the sale of securities of the Borrower that occurs after the date of this Agreement and raises minimum gross proceeds of Cdn$3 million in the aggregate;

(9)	“Repayment Date” means the second Business Day after the earlier of (a) the closing of the Private Placement, and (b) the termination of the Arrangement Agreement;

(10)	“Transaction” means the arrangement pursuant to section 192 of the CBCA as contemplated by the provisions of this Arrangement Agreement and the Plan of Arrangement;

Section 2 Interpretation

(1) Unless the contrary intention appears, any reference in this Agreement to:

(a)	a document (including this Agreement) is to that document as varied, amended, novated, supplemented or replaced from time to time, otherwise than in breach of this Agreement or of that document;

(b)	the singular includes the plural and vice versa, and to a gender includes all genders;

(c)

any rules, statute or to any treaty or statutory provision includes any modification or re-enactment of it or any treaty or provision substituted for it, and all protocols, rules, guidelines, procedures, ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(d)	a date or time is to that date or time in Vancouver, British Columbia, Canada;

(e)	dollars, unless otherwise specifically indicated, are expressed in Cdn $; and

(f)	the words “including” and “include” shall mean “including without limitation” and “include without limitation”, respectively.

(2)	The headings do not affect the interpretation of this Agreement and the words “section” or “sections” refer to sections of this Agreement.

Section 3 Loan.

(1)

The Lender agrees, on the terms and subject to the conditions of this Agreement, to lend the Borrower the principal amount of up to Cdn$350,000 (the “Loan”). The Loan will be advanced in tranches based on the Budget.

(2)	The Lender shall advance the Loan in tranches by wire transfer of immediately available funds to an account designated by the Borrower:

(3)

The Lender shall use the proceeds of the Loan solely to fund the expenditures set forth in the Budget. Following the first advance, prior to each subsequent advance of the Loan, the Borrower shall provide the Lender with a reconciliation comparing expenditures made against the Budget.

Section 4 Interest.

(1)

Interest shall accrue on the principal amount of the Loan outstanding at the rate of ten per cent (10%) per annum (the “Interest Rate”) from the date of advance of the Loan until the principal amount of the Loan is repaid in full, and shall be payable in cash on the Repayment Date. All interest shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest is payable over a year comprised of three hundred sixty (360) days.

(2)

If any provision of this Agreement would oblige any party to make any payment of interest or other amount payable to the Lender in an amount or calculated at a rate which would be prohibited by applicable law or would result in a receipt by the Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, that would not be so prohibited by applicable law or so result in a receipt by the Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:

(a)	first, by reducing the amount or rate of interest; and

(b)

thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of section 347 of the Criminal Code (Canada).

(3)

For the purposes of the Interest Act (Canada) and disclosure under such Act, whenever interest or fee to be paid under this Agreement is to be calculated on the basis of a year of 365 days or 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 365, 360 or such other period of time, as the case may be.

Section 5 Payments.

(1)

The Borrower shall repay the principal amount of the Loan outstanding, together with all accrued and unpaid interest and all other amounts payable in connection with this Agreement, not later than 10:00 a.m. (Vancouver time) on the Repayment Date.

(2)

All amounts owed by the Borrower to the Lender which are not paid when due (whether at stated maturity, on demand, by acceleration or otherwise) shall bear interest (both before and after default and judgment), from the date on which such amount is due until such amount is paid in full, payable on demand and compounded monthly, at the Interest Rate.

(3)	If any payment shall be due on a day that is not a Business Day, then the date for payment shall be the next succeeding Business Day.

(4)	The Borrower may prepay the outstanding principal amount of the Loan (and all accrued and unpaid interest thereon) in whole or in part at any time without premium or penalty.

Section 6 Representations and Warranties.

(1)

The Borrower represents and warrants to the Lender, acknowledging and confirming that the Lender is relying on such representations and warranties without independent inquiry in entering into this Agreement and providing the Loan that:

(a)

The Borrower is a corporation validly incorporated and existing under the Federal laws of the Canada, has the power and authority to enter into and perform its obligations under this Agreement and is duly authorized to carry on business in each jurisdiction where the nature of its assets or its business makes such qualification necessary or desirable;

(b)

The execution and delivery by the Borrower and the performance by it of its obligations under this Agreement will not (i) conflict with or result in a breach of any of the terms or conditions of (A) its constating documents or by-laws, (B) any applicable law, (C) any contractual restriction binding on or affecting it or its assets, or (D) any judgment, injunction, determination or award which is binding on it, or (ii) result in, require or permit (A) the imposition of any encumbrance on or with respect to any of its assets or property, (B) the acceleration of the maturity of any debt binding on or affecting the Borrower, or (C) any third party to terminate or acquire rights under any material agreement; and

(c)

The execution and delivery of and performance of its obligations under each this Agreement by the Borrower have been duly authorized by all necessary corporate action and this Agreement has been duly executed and delivered by the Borrower and constitutes legal, valid and binding obligations of the Borrower enforceable against it in accordance with its terms, subject only to (i) any limitation under applicable laws relating to bankruptcy, insolvency, arrangement or creditors’ rights generally, and (ii) the discretion that a court may exercise in the granting of equitable remedies. No consent of any authority or other person, is or was necessary in connection with the execution, delivery and performance of obligations under this Agreement except as are in full force and effect, unamended, at the date of this Agreement.

(d)

All information, materials and documents, including the Budget, all cash flow projections, and other information and data prepared and provided to the Lender in respect of the transactions contemplated by this Agreement, or as required by the terms of this Agreement, were, in the case of financial projections, prepared in good faith based upon reasonable assumptions at the date of preparation, and, in all other cases, true, complete and correct in all material respects as of the respective dates thereof.

(2)

The representations and warranties in this Agreement shall survive the making of the Loan and shall continue in full force and effect so long as any amounts are owing by the Borrower to the Lender under this Agreement.

Section 7 Events of Default.

(1)	Each of the following events shall constitute an “Event of Default” in relation to the Borrower for purposes of this Agreement:

(a)	The Borrower fails to pay any amount as and when due under this Agreement;

(b)	The Borrower uses the proceeds of the Loan to fund expenditures that are not included in the Budget;

(c)

The Borrower defaults in the performance or observance of any material covenant, obligation or condition to be observed or performed by it pursuant to this Agreement or the Arrangement Agreement, and no waiver is obtained for such breach or such default continues for a period of 15 days after notice thereof is given to the Borrower by the Lender.

(d)

Any representation or warranty made by the Borrower under this Agreement or the Arrangement Agreement, shall prove to have been incorrect or misleading in any material respect on and as of the date made and no waiver is obtained by such misrepresentation or the facts or circumstances which make such representation or warranty materially incorrect or misleading are not remedied and the representation or warranty in question remains materially incorrect or misleading more than 15 days after notice thereof is given to the Borrower by the Lender.

(e)

The Borrower (i) makes a general assignment for the benefit of creditors; (ii) institutes or has instituted against it any proceeding seeking (x) to adjudicate it a bankrupt or insolvent, (y) liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors including any plan of compromise or arrangement or other corporate proceeding involving or affecting its creditors, or (z) the entry of an order for relief or the appointment of a receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets, and in the case of any such proceeding instituted against it (but not instituted by it), either the proceeding remains undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including the entry of an order for relief against it or the appointment of a receiver, interim receiver, receiver and manager, trustee, monitor, custodian or other similar official for it or for any substantial part of its properties and assets) occurs; or (iv) takes any corporate action to authorize any of the above actions; or (v) any analogous procedure or step is taken in any jurisdiction.

(2)

Upon the occurrence and during the continuance of an Event of Default, the Lender may declare the Loan, all accrued interest and all other amounts payable under this Agreement to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

(3)

Upon a declaration that the Loan is immediately due and payable, the Lender may commence such legal action or proceedings as it, in its sole discretion, deems expedient, including the commencement of enforcement proceedings under this Agreement all without any additional notice, presentation, demand, protest, notice of dishonour, entering into or possession of any property or assets, or any other action or notice, all of which are expressly waived by the Borrower.

Section 8 Governing Law and Jurisdiction.

(1)	This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the Province of British Columbia and the Federal laws of Canada applicable therein.

(2)

Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of British Columbia, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each Party hereby irrevocably waives, to the fullest extent it may effectively do so, the defence of inconvenient forum to the maintenance of such action or proceeding.

Section 9 Notices.

(1)	Any notice shall be in writing and may be delivered to the Party at its address as follows or sent by electronic mail:

(a)	to the Borrower at:

Canada Jetlines Operations Ltd.

2400 - 1055 West Georgia St.

Vancouver, BC

Canada, V6E 3P3

Attention:        Eddy Doyle

Email:              eddy.doyle@jetlines.ca

(b)	to the Lender at:

Global Crossing Airlines Group, Inc.

Bldg. 5A, Miami Int’ Airport

4th Floor, 4200 NW 36th Street

Miami, FL, USA 33166

Attention:        Ed Wegel

Email:              ed.wegel@globalxair.com

Any notice or other formal communication shall be effective if delivered, at the time of delivery or if sent by email, on the date of transmission if transmitted before 3:00 pm (Vancouver time) on any Business Day, and in any other case on the Business Day following the date of transmission.

Section 10 Costs, Expenses and Indemnity.

(1)

The Borrower shall pay to the Lender all reasonable costs and expenses (including all reasonable legal fees and disbursements on a full indemnity basis) incurred by the Lender in connection with the enforcement of this Agreement or the bringing of any action, suit or proceeding with respect to the enforcement of this Agreement.

Section 11 Assignment.

(1)	This Agreement shall be binding upon and enure to the benefit of the Borrower and the Lender and their respective successors and permitted assigns.

(2)

No Party may, without the prior written consent of the other Party, at any time assign or transfer (including by way of novation) any of its rights or obligations under this Agreement; provided, however, that following the termination of the Arrangement Agreement in accordance with its terms, the Lender may assign all of its rights and benefits under this Agreement and under any instruments delivered hereunder with the prior written consent of the Borrower, such consent not to be unreasonably withheld, and to the extent of such assignment such assignee shall have the same rights and benefits against the Borrower as it would have had if it were the Lender under this Agreement.

Section 12 Partial Invalidity.

Each of the provisions of this Agreement shall be enforceable independently of each other provision and their validity shall not be affected if any of the others are invalid. If any provision of this Agreement is illegal, invalid or unenforceable but would be legal, valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid under the laws of the relevant jurisdiction.

Section 13 Amendments and Waiver.

(1)

No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower or any other person from such provisions, is effective unless in writing and approved by the Lender. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given.

(2)

No failure on the part of the Lender to exercise, and no delay in exercising, any right under any of the Agreement shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of such right or the exercise of any other right.

(3)

Except as otherwise expressly provided in this Agreement, the representations and warranties shall not merge on and shall survive the making of the Loan and, notwithstanding the making of the Loan or any investigation made by or on behalf of any Party, shall continue in full force and effect. Nothing contained in this Agreement with respect to the indebtedness or liability of the Borrower to the Lender, nor any act or omission of the Lender with respect to this Agreement, shall in any way prejudice or affect the rights, remedies and powers of the Lender under this Agreement.

Section 14 General.

(1)	Nothing in this Agreement shall be deemed to constitute a partnership or joint venture between the Parties nor constitute any Party the agent of any other Party for any purpose.

(2)	Time shall be of the essence of this Agreement in all respects.

(3)

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. Facsimile signatures shall be valid and binding to the same extent as the original signatures.

(4)	This Agreement constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof.

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AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

CANADA JETLINES OPERATIONS LTD.,
as Borrower

By:	/s/ Eddy Doyle
Authorized Signatory

GLOBAL CROSSING AIRLINES GROUP INC.,
as Lender

By:	/s/ Ryan Geopel
Authorized Signatory